Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Salix Pharmaceuticals:
	Adam C. Derbyshire Executive Vice President and Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS PREVIEWS PAINWeek®

PRESENTATION

RALEIGH, NC, September 4, 2013 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that one poster presentation describing the investigation of methylnaltrexone bromide will occur during The National Conference on Pain for Frontline Practitioners, or “PAINWeek”. PAINWeek is being held in Las Vegas, NV, Wednesday, Sept. 4 – Saturday, Sept. 7, 2013.

The poster presentation, by Nalamachu et al., is entitled, “Efficacy and Tolerability of Methylnaltrexone in Advanced Illness Patients with Opioid-Induced Constipation: A Responder Analysis.”

About RELISTOR® (methylnaltrexone bromide)

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in 58 countries worldwide, including the European Union, Canada, and Australia. In the 27 member states of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of opioid–induced constipation in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of opioid–induced constipation in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals and Ono Pharmaceutical from Progenics Pharmaceuticals.

For more information about RELISTOR, please visit www.RELISTOR.com

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

Use of RELISTOR has not been studied in patients with peritoneal catheters.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

Please see complete Prescribing Information for RELISTOR.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ™ (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, RELISTOR® , Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site, Twitter feed and Facebook page is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing investigation by the U.S.Department of Justice of our marketing practices; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; and generic and other competition in an increasingly global industry. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.